Dated 30 June 2004

HUTCHISON 3G UK LIMITED

and

TELE-PUBLISHING UK LIMITED

MESSAGE SERVICES AGREEMENT

TABLE OF CONTENTS

AGREEMENT FOR THE SUPPLY OF MESSAGE SERVICES

THIS AGREEMENT ("Agreement") is made the 30th day of June 2004.

BETWEEN:

(1) HUTCHISON 3G UK LIMITED a company registered in England whose registered office is at 9 Queen Street, Mayfair, London W1X 7PH ("H3G"); and

(2) Tele-Publishing UK Limited a company registered in England whose registered office is at 25 Harley Street, London WIG 9QW (the "Supplier").

WHEREAS:

(A) H3G controls a Messaging Facility which enables Messages to be sent to H3G's subscribers.

(B) Supplier is engaged in the business of providing messaging services and wishes to connect to H3G's Messaging Facility and to route Messages to and from H3G's subscribers through the Messaging Facility on the terms of this Agreement.

(C) This Agreement also provides a mechanism by which Supplier may, on request, and on payment of certain connection and rental fees, be allocated messaging short codes by H3G, or else register with H3G short codes that Supplier has been granted access to by other network operators.

IT IS AGREED:

1. DEFINITIONS

1.1. In this Agreement the following words and expressions shall have the following meanings except where the context otherwise requires:

"3GPP Standards"	means 3GPP 23.140 Version 5.4.0, September 2002.
"Access Date"	means the date on which Supplier may commence the provision of services under this Agreement to H3G's Service Users, as notified to Supplier by H3G in writing.
"Calculation Date"	means the date advised by H3G to the Supplier on which H3G will start to calculate the charges described in Clause [6]. After the first Calculation Date each one thereafter shall fall at calendar monthly intervals, or the first business day thereafter in the event that such date happens to be a weekend or public holiday in the UK.
"Codes of Practice"	means any and all codes of practice, rules of

procedure, standards (including without limitation any voluntary codes of practice regulating the internet, any standards laid down by the Open Mobile Alliance, and any amendments made to such standards which are specific to H3G), guidelines, directions, policies, and other requirements (including without limitation any of the above issued by ICSTIS, whether existing now or in the future, and whether relating to Short Messages or Multimedia Messages or both) made by or adopted by H3G from time to time and shall include (without limitation) all decisions, adjudications, orders made under any of them which apply or relate to the business or activities of the Supplier, any Service Provider and/or H3G.

"Direct Link"	Means a connection between the Supplier's System and the Messaging Facility via the Direct Link Provider's system.
"Direct Link Provider"	Means MX Telecom Limited or such other provider as may be notified to Supplier by H3G in writing.
"Effective Date"	means date of this agreement
"Form A" or "Form B"	means the relevant form as set out in the "*Code of Practice for Service Delivery of Common Mobile Short-Codes in the UK*", Version 2.1 (May 2003), which is available on the website of the Mobile Data Association, or any successor forms or documents set out in any successor code of practice or replacement or equivalent document.
"H3G Network"	means the H3G public telecommunications system run by H3G in the UK.
"Message"	means both or either of Short Messages and Multimedia Messages, as the context requires.
"Messaging Facility"	means the facility made available from time to time by H3G for the purpose of conveying Messages to H3G's Service Users.
"Mobile Device"	Means a handheld mobile device through which a Service User accesses Messages.
"Mobile Originating Charge"	Means a charge for Messages originated by a Service User

"Mobile Originated Short Message"	Means a Short Message originated by a Service User
"Mobile Terminating Charge"	Means a charge for Messages originated by Supplier or a Supplier Service Provider and terminated at a Service User.
"Multimedia Message"	means a multimedia message as defined in the Open Mobile Alliance Standards.
"Regulatory Body"	means the Office of Telecommunications, the Office of Communications, the Office of the Information Commissioner and any regulatory body, including without limitation ICSTIS, whose function it may be (amongst other things) to enforce and administer any Codes of Practice.
"Relevant Period"	means, in relation to a particular Calculation Date ("Relevant Calculation Date"), the period from and including either: (i) the Calculation Date occurring immediately prior to the Relevant Calculation Date, or (ii) in the case of the first such calculation, the Effective Date, up to and including the calendar day before the Relevant Calculation Date.
"Ringtone Services"	means services which enable any Service User to receive any ringtone or ringtune for their mobile handset.
"Service User"	means any person who is connected to the H3G Network or to any UK mobile or UK fixed telecommunications network that is connected to the H3G Network through an interconnection agreement.
"Short Code"	means a 5 digit number allocated to Supplier by H3G or another UK telecommunications network operator for the purpose of sending and receiving Messages to or from a Service User.
"Short Message"	means a message comprising numerals and/or text up to 160 characters in length which is either initiated by a Service User on his or her mobile handset or by the Supplier's system.
"Supplier Service Provider"	has the meaning set out in Clause 5.1.
"Supplier System"	Means the telecommunications system operated by the Supplier.

1.2. Reference to any statute, licence or other regulation includes a reference to that statute, licence or regulation as re-enacted or amended from time to time.

1.3. Where the context so admits words denoting the masculine gender shall include the feminine or the neuter and vice versa and words denoting the singular the plural and vice versa.

1.4. The Clause headings are for the purpose of reference only and do not form part of this Agreement, nor do they affect the validity or enforceability of this Agreement.

1.5. The Schedules form part of this Agreement. In the event of any conflict between these terms and conditions, and the terms of any Schedule, these terms and conditions shall prevail.

2. **DURATION**

2.1. This Agreement shall be effective from the Effective Date and, unless terminated earlier in accordance with Clause 9, shall continue for an initial period of 12 months ("Initial Period").

2.2. Either party may terminate this Agreement at the end of the Initial Period by serving at least three months prior written notice, such period of notice expiring at the end of the Initial Period.

2.3. Subject to Clause 9, if this Agreement is not terminated pursuant to Clause 2.2 at the end of the Initial Period, it shall be automatically extended by further periods of 12 months, save that either party may terminate this Agreement at any time after the expiry of the Initial Period by providing at least three months' written notice to the other party, such termination to take effect immediately upon the expiry of such period of notice.

3. **PROVISION OF DIRECT LINK**

3.1. Supplier agrees that until such time as H3G is able to provide a Direct Link itself, Supplier will obtain a Direct Link from Direct Link Provider under Clause 3.2. Neither Party shall be required to provide Messages under this Agreement until such time as Supplier has obtained a Direct Link from Direct Link Provider.

3.2. Supplier will use reasonable endeavours to agree the terms for provision of the Direct Link from Direct Link Provider within one month of the date hereof, and, will notify H3G in writing within such one month period of whether or not it has obtained the Direct Link.

3.3. Once H3G is able to provide a Direct Link to the Messaging Facility, H3G will notify Supplier of the date from which H3G can supply the Direct Link and the terms and conditions applicable to the Direct Link. Supplier may thereupon obtain the Direct Link from H3G on the terms to be agreed between the Parties.

4. **SUPPLIER OBLIGATIONS**

4.1. Supplier shall, and shall procure that all Supplier Service Providers shall, ensure that any Messages it provides fall within the description of types of service detailed in Schedule 1, and comply with any conditions or restrictions specified in that Schedule.

4.2. Supplier shall not, and Supplier shall procure that Supplier Service Providers do not, convey any Message to any Service User unless such Service User has requested the

same and has demonstrated its agreement to receive such Messages by (a) a written contract, (b) requesting the provision of such Messages by a telephone call or Short Message sent by the Service User or (c) such other method as agreed, in advance, by H3G. Supplier shall on request at any time, and from time to time, produce evidence reasonably satisfactory to H3G that each Service User has requested the supply of, and agreed to the payment and other conditions in relation to, the Messages which the Supplier or any Supplier Service Provider may send to the Service User from time to time, in accordance with this Clause.

4.3. Supplier shall, and shall procure that all Supplier Service Providers shall, at all times throughout the duration of this Agreement provide Messages and any associated services, use the Messaging Facility, and in all other respects operate and conduct themselves in strict accordance with:

(a) such conditions or directions as may be notified to the Supplier by H3G or the Direct Link Provider from time to time, including without limitation instructions issued by H3G in relation to adult visual content,

(b) the relevant provisions of the Communications Act 2003 and any associated regulations (the "Acts"),

(c) all directions of any Regulatory Body or other competent authority,

(d) all Codes of Practice, and

(e) without prejudice to the foregoing, all applicable legislation, laws, regulations or rules.

4.4. Supplier shall, and shall procure that all Supplier Service Providers shall, at all times throughout the duration of this Agreement ensure that they do not provide any Message or associated service, or include within any such Message or associated service any material:

(a) which is of such a nature that it is likely to bring H3G into disrepute,

(b) which contains anything which is racist, unlawful or is likely, in the light of generally prevailing standards of decency and propriety, to cause offence,

(c) which will or is likely to incite crime or lead to disorder,

(d) which is or is likely to be libellous, defamatory, abusive or menacing,

(e) the provision or content of which is or may be a criminal offence,

(f) which infringes or may infringe any third party intellectual property rights, or

(g) which is unsolicited by the Service User to whom it is sent.

4.5. Supplier shall, and shall procure that all Supplier Service Providers shall, at all times throughout the duration of this Agreement ensure that all publicity and/or promotional material issued by it or on its behalf in respect of or in connection with the services contemplated by this Agreement comply in all respects with Clauses 4.3 and 4.4 above, and include information which will enable a Service User to ascertain before receiving any Message the charge (including VAT) which is payable in respect of it. Supplier shall ensure that Supplier Service Providers shall only assign a charge to Messages

consistent with the charge published in Supplier's or Supplier Service Providers' tariff and promotional material. Where applicable, Supplier and Supplier Service Providers will ensure that the tariffs and promotional materials specify that Service Users will also be charged H3G's standard message rate. In any publicity or other promotional activity the Supplier shall not, and Supplier shall procure that Supplier Service Providers do not, state or imply any approval by H3G (or any associated company of H3G) of any Message nor refer to H3G in any way (other than a statement that the services are available on the H3G Network) without the prior written approval of H3G.

4.6. Supplier shall, and shall procure that Supplier Service Providers shall, ensure that before any Message is made available by the Supplier or such Supplier Service Provider, all rights, authorisations, licences, consents and permissions have been obtained or granted and complied with as may be necessary to enable access to the Messaging Facility and all Messages to be made available to Service Users.

4.7. Supplier shall, and shall procure that Supplier Service Providers shall, provide to H3G such assistance and/or information as H3G may from time to time reasonably require in order to comply with all or any requirements and conditions at any time and from time to time imposed by law in the UK or under the Acts or by any Regulatory Body or any other competent authority which are or may be applicable to or affect any Message and/or the Messaging Facility.

4.8. Supplier shall, and shall procure that Supplier Service Providers shall, ensure that no person other than Supplier gains access directly or indirectly at any time to the Messaging Facility and will use only apparatus provided by H3G or otherwise approved for connection to the Messaging Facility under relevant legislation.

4.9. Supplier recognises that H3G needs to manage the levels of traffic passing through the Messaging Facility effectively, particularly during peak periods, and that excessive use of the Messaging Facility will adversely affect the H3G Network, the network of Direct Link Provider and the quality of service H3G provides to its Service Users. Supplier shall not, and shall procure that Supplier Service Providers shall not, exceed the throughput restrictions on Message traffic required by the Direct Link Provider. To assist H3G in planning effectively for high levels of usage of the Messaging Facility, Supplier shall, and shall procure that Supplier Service Providers shall, give Direct Link Provider and H3G 10 days written notice in advance of any promotion of any interactive service that is aimed at a wide audience and could have an adverse effect on the H3G Network, Direct Link Provider's network and/or the quality of service H3G provides its Service Users (including without limitation a TV voting service). Supplier will and will procure that Supplier Service Providers will include in such advance written notice the following details: (a) the percentage of the population of the UK likely to respond to the service, (b) the number of Messages likely to be generated by Service Users, and by Supplier and Supplier Service Providers, (c) the date and time during which Service Users can respond to the interactive service by sending a Message (so, for example for a TV voting service Supplier or Supplier Service Provider will specify the date, and the time during which the votes will be collected). H3G is entitled to bar access to the service upon prior written notice if it is of the view that the service will have an adverse effect on the H3G Network, the Direct Link Provider's network or the quality of service H3G can provide to its Service Users.

Where no advance written notice is given to H3G under this clause, H3G is entitled to immediately bar access without prior warning to the service, if it is of the view that the service will have an adverse effect on the H3G Network, the Direct Link Provider's network or the quality of service H3G can provide to its Service Users, and will

communicate its action to the Service Provider as soon as reasonably possible after the event.

4.10. Supplier warrants and represents that at all times during the term of this Agreement:

(a) It will carry out its obligations conscientiously, with due care and skill in accordance with best industry practice and at all times using suitable skilled personnel;

(b) It has the rights and power to enter into this Agreement and has the unencumbered legal and beneficial rights necessary to provide the Messages; and

(c) The Messages will contain nothing which is, or which when used by H3G in accordance with this Agreement will breach the requirements of clauses 4.3 and 4.4.

4.11. Supplier shall, indemnify keep fully and effectively indemnified H3G against all liabilities (including without limitation damages, expenses, costs and legal fees and expenses), actions, proceedings, claims and damages incurred by H3G arising out of or in consequence of the content or the provision of any Messages by Supplier or any Supplier Service Provider including, without limitation, as a result of any claim that the use or possession of any Message infringes the intellectual property rights of a third party or otherwise breaches any other law or regulations. H3G shall as soon as reasonably practicable give notice to Supplier of any such action, proceeding, claim or demand.

4.12. In the event that H3G considers in its sole discretion that Supplier or any Supplier Service Provider may have provided or may in the future provide any Message or use the Messaging Facility in breach of any term of this Agreement, Supplier shall, and shall ensure that all Supplier Service Providers shall, at H3G's request, immediately cease to provide any such Message or make such use of the Messaging Facility. Without prejudice to H3G's rights under this Agreement the parties hereby expressly agree that any breach of any of the provisions of this Agreement shall entitle H3G to bar access to the Messaging Facility or any part thereof and/or to cease to convey any Message or associated service in whole or in part at any time. In the event that H3G exercises its rights under this Clause, Supplier agrees that:

(a) H3G shall not be liable to Supplier or any Supplier Service Provider for any form of compensation, damages or any other remedy in respect of any period of restricted or suspended service that it may suffer; and

(b) H3G may, if it has already made payment to Supplier in respect of the period commencing on the date that the breach or activity referred to below first occurred, deduct the equivalent amount from the payments due to Supplier or invoice Supplier for the same.

4.13. For the purposes of this Agreement, any Supplier use of the Messaging Facility or any Message initiated by or terminated on any Supplier Service Provider shall be deemed to be use by the Supplier itself, and the terms of this Agreement shall apply equally to such use.

4.14. Supplier agrees that it shall deal promptly and expeditiously with any complaint from any source. In the event that Supplier considers that any complaint may mean Supplier is or is likely to be in breach of any term of this Agreement, Supplier shall immediately notify H3G in writing of the existence and nature of such complaint.

1

4.15. Supplier shall:

(a) implement and maintain appropriate security procedures to prevent damage to the H3G Network, the Messaging Facility and/or the Messages, including any security procedures notified by H3G to Supplier from time to time; and

(b) implement and comply with any policies of H3G from time to time which address fraudulent or unlawful use of Messages, the Messaging Facility or the H3G Network.

5. H3G'S OBLIGATIONS AND RIGHTS

5.1. H3G will permit Supplier to access via the Direct Link Provider the Messaging Facility on and from the Access Date, subject to the terms of this Agreement. Supplier shall also be entitled to enter into agreements with service providers to allow such service providers to access the Messaging Facility via Supplier's System ("Supplier Service Providers"), subject to the terms of this Agreement. Subject to Clause 5.2 below H3G will use reasonable endeavours to route correctly addressed Messages through the Messaging Facility in either direction between the Service Users and the Supplier's System.

5.2. H3G shall not be liable for any failure to maintain the service in such manner whether this arises from a technical or other failure in the Messaging Facility, the H3G Network, interconnected mobile networks, interconnected fixed networks or for any other reason whatsoever. H3G does not warrant that the Messaging Facility or the H3G Network or any other network will be free of interruptions or faults. Supplier acknowledges and agrees that conveyance of Messages may depend on factors beyond H3G's control including but not limited to factors affecting the operation of the H3G Network and H3G is not obliged to convey Messages or provide access to the Messaging Facility where such factors prevent it. Without prejudice to the rest of this Clause, where any interruption or fault causes the Messaging Facility to be unavailable for a continuous period of more than twenty four hours, and provided such interruption or fault is not caused (wholly or in part) by Supplier, Supplier shall not be liable to pay H3G any fees in respect of the rental of any Short Codes for the duration of such period, as set out in Clause 7.

5.3. H3G reserves the right from time to time to improve or alter the Messaging Facility as it deems appropriate provided such changes do not substantially change the nature of the Messaging Facility so as to have a material adverse impact on Supplier.

5.4. H3G reserves the right to suspend the operation of the Messaging Facility for the purposes of remedial or preventative maintenance or improvement of the Messaging Facility provided that H3G shall use all reasonable endeavours to keep such suspension to a minimum and to provide prior notice to Supplier wherever possible of such a suspension.

5.5. If H3G is requested to do so by ICSTIS or any successor or other relevant Regulatory Body or other competent authority, H3G may withhold any sums due to Supplier under this Agreement and may take such steps as are required by such Regulatory Body or competent authority. In relation to ICSTIS, Supplier acknowledges that this may mean

H3G taking steps to enforce the Codes of Practice issued by ICSTIS, including, if required by ICSTIS, barring Supplier's or any Supplier Service Provider's access to the Messaging Facility. In the event that H3G is required by any Regulatory Body or other competent authority to take steps against Supplier or any Supplier Service Provider, including the barring of access, H3G shall be entitled to fully comply with such instructions unless and until instructed otherwise by such Regulatory Body or competent authority, and Supplier shall not be entitled to any form of compensation, damages or any other remedy from H3G in respect of any period of restricted or suspended service or any loss of revenue that it or any Supplier Service Provider may suffer.

5.6. H3G shall be entitled to review and if it so desires vary from time to time any Code of Practice that it has issued and/or introduce new Codes of Practice and such varied or new Codes of Practice shall take effect four weeks after written notice to Supplier of such variation or new Codes of Practice.

5.7. H3G is entitled to monitor any and all Messages transmitted under the terms of this Agreement for the purpose of ensuring compliance with this Agreement.

5.8. H3G shall be entitled at any time and with immediate effect to suspend access to the Messaging Facility and/or cease to convey Messages and/or terminate this Agreement in all cases without liability to Supplier or any Supplier Service Provider in the event that any licences or any other permission necessary of access to the Messaging Facility to Supplier under this Agreement is revoked.

6. FINANCIAL PROVISIONS

6.1. Within 15 business days of the execution of this Agreement, H3G shall notify Supplier when the first Calculation Date shall occur.

6.2. On or promptly after each Calculation Date, H3G shall start to calculate, in respect of the Relevant Period:

(a) the number of Messages initiated by Supplier and all Supplier Service Providers and delivered to a Service User and the number of Messages initiated by a Service User and delivered to Supplier and all Supplier Service Providers in such period for which the Supplier (or Supplier Service Provider) has determined a Mobile Originating Charge or a Mobile Terminating Charge of zero (0); and will calculate the payment due to H3G in respect thereof in accordance with H3G's tariff as set out in Schedule 2 ("Messaging Facility Charge");

(b) the number of Messages initiated by Supplier and all Supplier Service Providers and delivered to a Service User and the number for Messages initiated by a Service User and delivered to Supplier and all Supplier Service Providers in such period for which the Supplier or Supplier Service Provider has determined a Mobile Originating Charge or a Mobile Terminating Charge of greater than zero (0), and will calculate the payment due to Supplier in respect thereof in accordance with H3G's tariff as set out in Schedule 3 ("Service Revenue"); and

(c) the amount of any connection fees and tariff assignment fees due to H3G in respect of any Short Codes allocated to or registered on behalf of Supplier, calculated in accordance with the fees set out in Schedule 4.

6.3. Within 28 days of each Calculation Date, H3G shall:

(a) issue an invoice to Supplier in respect of (i) the Messaging Facility Charge due to H3G, calculated pursuant to Clause 6.2(a), and (ii) the amount of any fees due to H3G in respect of Short Codes, calculated pursuant to Clause 6.2(c), and shall send this to Supplier together with reports prepared by H3G setting out the underlying data and calculations to a reasonable level of detail, such that Supplier is able to verify the accuracy of the amounts in the invoice; and

(b) issue an invoice to itself, on behalf of Supplier, in respect of any Service Revenue due to Supplier, calculated pursuant to Clause 6.2(b) and shall send a copy of this to Supplier together with reports prepared by H3G setting out the underlying data and calculations to a reasonable level of detail, such that Supplier is able to verify the accuracy of the amounts in the invoice.

6.4. Supplier shall pay the invoice referred to in Clause 6.3(a) within 30 days of the date of such invoice. H3G shall pay the invoice referred to in Clause 6.3(b) within 30 days of the date of such invoice, provided always that H3G shall not be obliged to make any payment in respect of any part of the Service Revenue unless and until H3G has received full payment in respect of the relevant Message(s) from the relevant Service User.

6.5. Any reservation of payment by H3G under Clause 6.4 above shall be without prejudice to the other rights of H3G and obligations of the Supplier.

6.6. H3G shall be entitled to review and if it so desires vary from time to time the Messaging Facility Charges, the Service Revenue rates and the charges applicable to Short Codes, and/or introduce new charges and the varied or new charges shall take effect four weeks after written notice to the Supplier of such variation or new charges. In the event that H3G issues any notice under this Clause adjusting the charges, Supplier shall have the right to terminate this Agreement by giving at least 14 days notice in writing to H3G provided such notice is given by the Supplier to H3G within 14 days of the date of the notice from H3G.

6.7. Supplier acknowledges that it may, on behalf of itself and on behalf of any Supplier Service Provider, be required to pay fines to ICSTIS or make payments contributing to the funding of ICSTIS or other payments required by ICSTIS from time to time (together "Regulatory Payments"). Supplier shall, , make such Regulatory Payments promptly. Supplier further acknowledges that, in the event that Supplier fails to make such Regulatory Payment, ICSTIS may seek to recover the unpaid amounts from H3G. If this should occur, Supplier shall be deemed to be in breach of this Agreement, and H3G shall be entitled to pay any such amount and set it off against any monies payable to Supplier under this Agreement, together with a reasonable fee to cover H3G's time and expense in administering such matter. In the event that the monies then-payable to Supplier are less than the amounts demanded by ICSTIS, Supplier shall indemnify H3G against the full amount of the shortfall together with H3G's other expenses in accordance with Clause 11.4.

7. SHORT CODES

7.1. Supplier may apply to H3G for:

7.1.1. allocation to Supplier of any of H3G's Short Codes; or

7.1.2. registration with H3G of any other Short Code.

7.2. Any application of Supplier pursuant to Clause 7.1 shall be made on Form A.

7.3. In the event that, following an application pursuant to Clause 7.1.1, H3G agrees to allocate any of its Short Codes to Supplier, H3G shall complete Form B and shall send a copy of the completed Form B to Supplier.

7.4. Following an application pursuant to Clause 7.1.2, H3G may require Supplier to produce a copy of the completed Form B validly issued by another network operator in respect of the relevant Short Code.

7.5. H3G reserves the right to refuse to allocate or register any Short Code in its sole discretion, without giving reasons.

7.6. The initial activation of any Short Code shall be subject to payment by Supplier of (i) the connection fee set out in Schedule 4, and (ii) an initial tariff assignment fee in respect of H3G setting the starting tariff for the Short Code. Supplier shall be entitled to subsequently amend the tariff for such Short Code on request, subject to payment of the tariff assignment fee by Supplier on each such occasion. Each Short Code may only be assigned one tariff for Mobile Originated Short Messages at any one time. The continued use of any Short Code shall be subject to payment by Supplier of the rental fee set out in Schedule 4, which shall be invoiced in accordance with Clause 6.

7.7. Supplier agrees that neither Supplier nor any Supplier Service Provider shall obtain any rights in or to any Short Code by virtue of such code having been allocated or rented to it under this Agreement.

7.8. Supplier is entitled to request the allocation or registration of Short Codes on behalf of Supplier Service Providers. In the event that Supplier does so, Supplier shall nevertheless remain liable to H3G for full compliance with the terms of this Agreement.

7.9. Without prejudice to Supplier's general obligations under Clause 4, it shall be a condition of this Agreement that Supplier shall, and shall procure that any relevant Supplier Service Providers shall, set the retail price for messages using any Short Code in full accordance with any applicable Code of Practice issued by ICSTIS. H3G shall be entitled to immediately terminate this Agreement without any liability to Supplier or any Supplier Service Provider in the event that this Clause is breached.

7.10. Supplier shall, and shall procure that any relevant Supplier Service Providers shall, comply with H3G's instructions in respect of its use of any Short Code In the event that the Supplier has not complied with H3G's instructions or H3G receives instructions from a Regulatory Body, H3G may instruct Supplier not to use any Short Code on a temporary or permanent basis provided that Supplier shall not be liable to pay the applicable fees set out in Schedule 4 for any period for which H3G does not allow Supplier to use the relevant Short Code. H3G will endeavour to notify the Supplier of its action prior to suspension of a service, after which it would expect the Supplier to promptly suspend the service. In the event that prior notice is not possible, H3G will notify the Supplier of its action as soon as reasonably possible after suspension.

8. PROPRIETARY RIGHTS

8.1. This Agreement shall not operate as an assignment to H3G of any copyright, registered design, trade mark or other proprietary or intellectual property right as may subsist in or be contained in or be reproduced in any Message or associated service and the Supplier shall retain ownership of or other interest in any such copyright, registered design, trademark or other proprietary or intellectual property right to which the Supplier may be entitled.

8.2. This Agreement shall not operate as an assignment to Supplier or any Service Provider of any copyright, registered design, trade mark or other proprietary or intellectual property right belonging to H3G (including any rights in any Short Codes) and H3G shall retain ownership of or other interest in any such copyright, registered design, trademark or other proprietary or intellectual property right to which H3G may be entitled.

8.3. Nothing in this Agreement shall entitle either party to use the other party's name, logo or trade marks in any way or any context whatsoever without the prior written consent of the other.

9. **TERMINATION**

9.1. Without prejudice to any other rights it may have, either party may terminate this Agreement immediately by written notice to the other party if:

9.1.1. the other party commits a material breach of any term of this agreement and does not remedy the breach within ten (10) days of the terminating party requiring it to do so, such requirement being communicated to the party in breach by written notice sent by registered post; or

9.1.2. the other party is the subject of bankruptcy or insolvency proceedings other than a liquidation for the purposes of an amalgamation, reconstruction or other reorganisation.

9.2. Termination of this Agreement for whatever reason shall not affect the rights and obligations of the parties which have accrued prior to termination.

9.3. In the event that in H3G's opinion, Supplier has breached the terms of this Agreement, and, as a consequence H3G has refunded payments to Service Users, H3G shall be entitled to invoice Supplier for such refunds and all costs incurred by H3G in investigating the breach and providing such refunds.

9.4. On termination of this Agreement (howsoever caused) those provisions of this Agreement capable of surviving termination (including but not limited to Clauses 8, 10 and 14 hereof) shall continue in full force and effect.

9.5 Supplier acknowledges that once a Message has been downloaded by a Service User onto a Mobile Device, H3G will not be able to remove or prevent the forwarding of the Message from the Mobile Device. As a result H3G will not be obliged to remove the Message from any Mobile Device and Service Users will continue to be licensed to use the Message already provided to them irrespective of any termination or expiry of this Agreement.

10. CONFIDENTIALITY

10.1. In the performance of this Agreement either party may learn information relating to the other party, its business, business plans, affairs or activities, which information is confidential and proprietary to the disclosing party ("Confidential Information"). The party learning such Confidential Information of the other party undertakes to keep all such information confidential and not to use such information for any purpose other than the performance of this Agreement according to its terms. Each party shall require its employees, affiliates and third party contractors who have access to the Confidential Information of the other party to comply with the provisions of this Clause 10 as if they were a party hereto. For the avoidance of doubt, Supplier acknowledges that any usernames, passwords or similar provided to Supplier in order that it is able to access the Messaging Facility will be Confidential Information for the purposes of this Clause. This Clause 10 shall survive the termination of this Agreement.

10.2. The provisions of Clause 10.1 shall not apply to information which is in the public domain or comes into the public domain through no fault of the recipient party; which is already known to the recipient party, or is developed by the recipient party without reference to the Confidential Information of the other party; or which is properly received by the recipient party from a third party who has the right to disclose such information and who does notplace restrictions on its use or disclosure.

10.3. All proposed media releases and public announcements by either party relating to this Agreement or the subject matter of this Agreement, including, without limitation, promotional or marketing material (but not including any announcement solely for internal distribution or any disclosure required by legal, accounting or regulatory authorities beyond the reasonable control of the party), shall be co-ordinated with, and shall not be made until and unless approved by, the other party in writing before the release thereof.

10.4. Neither party may disclose the existence, or the contents, of this Agreement to any third party without the prior written consent of the other party not to be unreasonably withheld or delayed, except to the extent that disclosure is required by any competent authority for the purpose of assisting any criminal investigations or proceedings or otherwise as required by law.

10.5. It is understood and agreed that monetary damages would not be an adequate remedy for an actual or potential breach of the provisions of this Clause 10, and therefore in addition to any other legal or equitable remedies available to the relevant party, either party may seek an injunction or similar relief against such breach.

11. LIABILITY

11.1. Nothing in this Agreement will exclude or limit either party's liability for (a) fraudulent misrepresentation; (b) death or personal injury caused by its negligence (as defined in section 1 of the Unfair Contract Terms Act 1977); (c) in the case of Supplier, the indemnity set out in Clause 4.11 and, in the case of both parties, the obligations to make

payments under Clause 6.4 or (e) any other liability which it is not lawfully permitted to exclude or limit.

11.2. Subject to clause 11.1, H3G's maximum aggregate liability arising out of or in connection with this Agreement, whether in contract or tort (including, in each case, negligence) or otherwise, will in no circumstances exceed the greater of (i) one hundred per cent (100%) of the aggregate, charges and fees paid and payable (but outstanding) to H3G under this Agreement in the period of twelve (12) months prior to the date on which the relevant claim arose and (ii) £1 million.

11.3. Subject to clause 11.1 Supplier's maximum aggregate liability per event or series of connected events, arising out of or in connection with this Agreement or any collateral contract, or, whether in contract or tort (including in each case negligence) or otherwise shall in no circumstances exceed the greater of (i) three hundred and seventy five percent (375%) of the charges and fees paid and payable to Supplier under this Agreement and (ii) 1 million pounds.

11.4. Neither party shall be liable for any indirect or consequential loss. Additionally, and without prejudice to Clause 5.2, H3G shall not be liable for any:

(a) loss of business;

(b) loss of goodwill;

(c) loss of revenue;

(d) loss of profits;

(e) wasted expenditure; or

(f) loss of, damage to or corruption of, data;

of Supplier, and such liability is excluded whether it is foreseeable, known, foreseen or otherwise. For the avoidance of doubt, (a) to (f) above exclude H3G's liability for Supplier's losses whether such losses are direct, indirect, consequential or otherwise.

11.5. Supplier shall indemnify and keep fully and effectually indemnified H3G against all liabilities (including without limitation damages, expenses, costs and legal fees and expenses), actions, proceedings, claims and demands incurred by H3G arising out of or in consequence of any breach by Supplier of this Agreement. H3G shall as soon as reasonably possible give notice to Supplier of any such action proceeding, claim or demand.

12. INSURANCE

12.1. Without limiting its other obligations under this Agreement or otherwise at law, Supplier must effect and maintain at its own expense with a reputable insurance company, adequate insurance policies to cover its liabilities under this Agreement for a period from the Effective Date until three years after the termination of this Agreement.

12.2. Upon reasonable request by H3G, Supplier must provide H3G with a copy of the certificates of insurance verifying placement and maintenance of all required Insurance Policies.

13. DATA PROTECTION

13.1. Words and phrases used in this Clause 13 shall have the meaning attributed to them in the Data Protection Act 1998 and the Privacy and Electronic Communications (EC Directive) Regulations 2003.

13.2. The Supplier shall comply with the provisions of the Data Protection Act 1998 and the Privacy and Electronic Communications (EC Directive) Regulations 2003 (and any amendments or replacements thereof) (the "Data Protection Legislation") in relation to the Supplier's provision of the Messages and in particular but without limitation in its processing of personal data relating to Service Users.

13.3. H3G shall be entitled to collect, analyse and otherwise process any data about Service Users through or in connection with the provision or availability of the Messages for the purposes of product, traffic and billing management (including any interconnection charges and payments), and for prevention and detection of fraud.

14. SERVICE OF NOTICE

14.1. Any notice or other communication given under this Agreement shall be in writing in the English language and shall be:-

14.1.1. delivered by hand; or

14.1.2. sent by pre-paid first class post; or

14.1.3. sent by fax (confirmed by pre-paid first class post placed in the post on or on the day after the date of transmission);

14.1.4. to the address or fax number set out below or to such other address or fax number as may from time to time be notified to the other party in writing.

Notices to the Supplier:-

For attention of: Carol Harrichand
Operations Director

Tele-Publishing UK Limited

10 Kings Exchange

Tileyard Road

London N7 9AH

Fax: 0207 619 8811

Notices to H3G:-

For attention of: General Counsel

Hutchison 3 G UK Limited
Star House
20 Grenfell Road
Maidenhead SL6 1EH

Fax: 01628 765109

14.2. Any notice given under Clause 14.1 shall be deemed to have been received:

14.2.1. on the date of delivery if delivered by hand prior to 5:00 pm on a business day, otherwise on the next business day following the date of delivery; or

14.2.2. on the second business day from and including the day of posting in the case of pre-paid first class post; or

14.2.3. on the next business day following the day of transmission in the case of facsimile (confirmed by pre-paid first class post as provided above).

14.3. In this Clause 14, business day shall mean any day other than a Saturday, Sunday or a public holiday in the United Kingdom.

15. LAW

This Agreement and the performance of all obligations hereunder shall be governed according to English Law and the parties hereto hereby submit to the exclusive jurisdiction of the English Courts.

16. ENTIRE AGREEMENT

This Agreement constitutes the entire agreement and understanding of the parties relating to the subject matter of this Agreement and supersedes all prior oral or written agreements, representations, understandings or arrangements between the parties relating to the subject matter of this Agreement. The parties agree that no representations were made prior to the entering into of this Agreement and that, in entering into this Agreement, they do not rely upon and shall have no remedy in respect of, any statement, representation, warranty or understanding (whether negligently or innocently made) of any party (whether party to this Agreement or not) other than as expressly set out in this Agreement. Nothing in this Agreement shall exclude or limit either party's liability for fraudulent misrepresentations. Nothing in this Agreement shall exclude (but this Agreement does limit) the parties' liability for any fundamental misrepresentation, including any misrepresentation as to a matter fundamental to its ability to perform its obligations under this Agreement.

17. OTHER PROVISIONS

17.1. A person who is not a party to this Agreement shall have no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

17.2. The relationship of the parties under this Agreement is that of independent contractors. No partnership or agency is created by the signing or performance of this Agreement.

17.3. Failure or delay by either party to exercise any right or remedy under this Agreement shall not be deemed to be a waiver of that right or remedy, or prevent it from exercising that or any other right or remedy on that occasion or on any other occasion.

17.4. No variation of, or amendment to, this Agreement shall bind either party unless made in writing and signed by the authorised representatives of both parties.

17.5. If any provision of this Agreement shall be found by any court or administrative body of competent jurisdiction to be illegal or invalid, such invalidity or unenforceability shall not affect the other provisions of this Agreement which shall remain in full force and effect.

17.6. H3G may assign this Agreement to a subsidiary from time to time of its ultimate holding company. Supplier may not assign, transfer, sub-contract or sub-let this Agreement or any of its rights hereunder without the prior written consent of the H3G. Without prejudice to the foregoing and notwithstanding any assignment,

transfer, sub-letting or sub-contracting, Supplier shall continue to be liable and responsible to perform the obligations of Supplier hereunder and H3G's rights shall remain unaffected.

SIGNED by

for and on behalf of
HUTCHISON 3G UK LIMITED ....

SIGNED by

for and on behalf of

HUTCHISON 3G UK LIMITED ....

SIGNED by

for and on behalf of
TELE-PUBLISHING UK LIMITED ....